Exhibit 99

News
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Mark Silvey
Corporate Communications
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Investor Relations
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Stephen F. Angel to retire from PPG board of directors

PITTSBURGH, January 19, 2024 – PPG (NYSE:PPG) today announced that Stephen F. Angel, 68, has informed the board of directors of his decision to retire from the PPG board, effective at the conclusion of the Board’s February 15, 2024 meeting.

“Throughout his more than 13 years serving on PPG’s board of directors, including chairing the Human Capital Management and Compensation Committee and the Sustainability and Innovation Committee for periods of time, and contributing as a member of the Nominating and Governance Committee, Steve has provided invaluable insights and guidance. His leadership has played an important role in helping PPG and its leaders navigate complex issues and important decisions that have helped to further strengthen our business,” said Tim Knavish, PPG chairman and CEO. “We thank Steve for his service and valued counsel to three PPG CEOs. His strategic mindset, global industry insights and proven experience will be missed. I would personally like to thank Steve for his mentorship over the years, including during my CEO transition.”

Angel became the chairman of the board of Linde plc as of March 1, 2022. Prior to that, he served as the chief executive officer of Linde plc from October 2018 to February 2022. He was chairman, president and chief executive officer of Praxair, Inc. from 2007 to 2018. Angel joined Praxair in 2001 as an executive vice president and was named president and chief operating officer in February 2006. Prior to joining Praxair, he spent 22 years in a variety of management positions with General Electric Company (GE).

Angel serves on the board of directors of GE, where he chairs the Management Development and Compensation Committee. It has also been announced that Angel will serve as chair of the GE Vernova board – the planned independent public company that will be created following its spin-off from GE. He was previously on the board of directors of the Hydrogen Council and the US-China Business Council, respectively, and is currently a member of The Business Council.

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